UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐   Definitive Proxy Statement
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☑   Soliciting Materials Pursuant to §240.14a-12
Laidlaw International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Set forth below is a copy of a communication distributed to employees of Greyhound on February 12,
2007.
The Manager’s Message — Special Edition
February 12, 2007
The Manager’s Message is a monthly publication for Greyhound managers and supervisors.
In this issue:
•	A message from Steve Gorman, president and chief executive officer, regarding the Laidlaw announcement
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A message from Steve Gorman, president and chief executive officer, regarding the Laidlaw announcement
As you are well aware, our parent company Laidlaw International, Inc. on Feb. 9 announced that it has entered into an agreement to merge with FirstGroup. There has been a fair amount of media coverage about this announcement over the last few days, and along with it much speculation.
I want to make it very clear that the rumor of Greyhound’s imminent sale is just that, a rumor. It is business as usual and it is very important for us to maintain normal operations. There are two reasons for this:
1.	The deal is not final. There are several important steps that must happen before the deal can close. These include approval of the transaction by Laidlaw’s shareholders, approval by First’s shareholders and regulatory approvals. At this time, it is hard to say exactly how long this process may take.
2.	No decision has been made on Greyhound’s future. No decision will be made until the deal closes. At that point, a decision on all key assets will be made by First. Until then, it will be business as usual at all of the operating companies, including Greyhound.
There have been numerous questions about our contract negotiations and the timing of this announcement. We remain focused and committed to attaining new, fair agreements with both the Amalgamated Transit Union (ATU) National Local 1700 in the United States, as well as the ATU Local 1374 in Canada.
All of the initiatives currently underway, such as Elevate Everything, will continue as we maintain our dedication to investing into the business and improving our customers’ travel experience.

We will remain completely focused on achieving the four objectives that I outlined for the company to accomplish this year: continue to grow revenue while controlling costs; continuously improve revenue per mile; develop a comprehensive, integrated Hispanic consumer strategy; and determine a long-term bus supplier.
At this time, nothing has changed at Greyhound. We are still a wholly owned subsidiary of Laidlaw, and they remain a separate company from First until the deal closes. I understand how news such as this can create concern and also generate rumors. It is extremely important to stay focused despite these distractions and continue to support all of our efforts currently in place.
As additional information about the proposed merger with Laidlaw becomes available, we will quickly communicate it to you. If you have any questions in the interim, please send an e-mail to corpcomm@greyhound.com or contact your supervisor. Thank you for your continued dedication and commitment.
Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.